Exhibit 4.39
Software Development Agreement

[Note: Translation from original agreement written in Chinese]
This agreement is entered into in Beijing as of January 1, 2009 between the following two parties:

Party A:	Beijing eLong Air Services Co., Ltd.
Address:	10 Jiuxianqiao Road, Chaoyang District, Beijing

Party B:	eLongNet Information Technologies (Beijing) Co., Ltd.
Address:	10 Jiuxianqiao Road, Chaoyang District, Beijing
WHEREAS,
1.	Party A is an enterprise registered under the laws of People’s Republic of China (hereinafter “PRC”), and is a licensed domestic and international air tickets sales agent;
2.	Party B is a wholly foreign-owned enterprise registered under the laws of the PRC, and is licensed to engage in technology development and to provide technical services.
3.	Party A and Party B previously signed a Software Development Agreement in 2008, and now wish to continue this cooperation.
NOW THEREFORE, the parties after mutual negotiation agree as follows:
Article I
1.	Party B agrees to develop a series of software for Party A, including an on-line ticketing system (version 3.0), a nation-wide insurance sales system and an anti-fraud system. Party B shall also provide Party A with the following services:
a)	Develop and refine the online-booking system based on specifications provided by Party A.
b)	Provide Party A with technical support in connection with the online-booking system.

c)	Enhance and extend the function of Party A’s current online-booking system.
2.	The term of services is one year, commencing January 1, 2009 and terminating December 31, 2009.

System	Work Stage	Period	Notes
Air 3.0	Research and Design	2008/06-2008/10	Function requirement research and analysis
	Development	2008/09-2009/01	System structure design
	Test	2009/01-2009/03	Testing
	Application	2009/03	Customer testing in production environment
	Maintenance	2009/03-2009/05	System maintenance

Insurance	Research and Design	2009/02-2009/04	Function requirement research and analysis
	Development	2009/04-2009/06	System structure design
	Test	2009/07-2009/08	Testing
	Application	2009/08	Customer testing in production environment
	Maintenance	2009/08-2009/10	System maintenance

Fraud	Research and Design	2009/05-2009/06	Function requirement research and analysis
	Development	2009/06-2009/10	System structure design
	Test	2009/09-2009/10	Testing
	Application	2009/11	Customer testing in production environment
	Maintenance	2009/11-2009/12	System maintenance

3.	The parties shall determine the locations where the services shall be provided.
4.	Party B shall make timely delivery of work product in accordance with the terms of this agreement. Party A shall complete inspection of the work product within 30 days of receipt.
5.	Party B warrants the functionality of the work product it delivers. Party B further warrants that the work product shall be suitable for Party A’s business operations. Party B agrees to provide Party A with one-year technical support free of charge after delivery.
6.	Party B agrees to provide Party A with one-year training in connection with the software Party B develops.
7.	Within the term of this agreement, Party A agrees not to enter into similar agreements with any third party without Party B’s written consent.
Article II Contract Amount and Payment Method
1.	The total contract price under this agreement is five million Yuan (RMB5,000,000) including taxes. The parties may adjust the above price through negotiation.
2.	Service fees shall be payable on a quarterly basis. Party B shall provide Party A with a statement of the fee earned in the prior quarter prior to the 15th of the first month of each quarter. After confirming this amount, Party A shall transfer the service fee to Party B’s designated bank account within 10 business days.

3.	Party B shall provide Party A with official invoice.
4.	If the agreement is terminated before it expires, the final payment shall be calculated according to the actual services Party B has performed.

5.	Party B’s bank account information:
Account Holder:
Bank:
Account Number:
Chapter III Intellectual Property
Party A and Party B shall be the joint owners of all work product generated under this agreement.
Chapter IV Representation and Warranties
1.	Both Parties are legally incorporated companies, and are qualified to provide services specified under this agreement, and the services provided are in accordance with the laws of People’s Republic of China.
2.	Both parties warrant that their performance of the obligations under this agreement does not infringe the rights of any third party, or the breaching party shall be solely responsible for all the damages sustained by the non-breaching party.
3.	The parties are independent contractors and have no power or authority to assume or create any obligation or responsibility on behalf of each other. This agreement will not be construed to create or imply any partnership, agency, or joint venture.

Chapter V Confidentiality
1.	Neither party shall disclose the content of this agreement to any third party without written consent of the other party.
2.	Neither party shall disclose to any third party the confidential information it receives from the other party.
3.	Neither party shall use or authorize any third party to use the confidential information it receives from the other party.
Chapter VI Breach of Contract
1.	Violation of any provision or term of this agreement shall be deemed to be a breach of this agreement. The breaching party shall be liable for any damage it causes to the other party.
2.	Either party has the right to terminate this agreement if the other party breaches the agreement and fails to cure the breach within 10 days of receipt a written notice from the non-breaching party.
Chapter VII Settlement of Disputes
1.	Disputes in connection to this agreement shall be submitted to Beijing Arbitration Commission. The decision of the Commission is final and binding on both parties.

2.	Location of arbitration: Beijing

3.	Language: Chinese.
4.	The arbitration committee shall be composed of three members, one appointed by each party, and the chairman shall be appointed by both parties through negotiation. In the event that parties cannot agree upon the chairman within 20 days after they each appoint one arbitrator, the director of the Arbitration Commission will appoint the chairman.
5.	Either party may request a court of competent jurisdiction to enforce the decision of the Arbitration Commission.
6.	Both parties agree to conduct arbitration in accordance with above provisions, and give up any right to appeal or request review of the decision of the Arbitration Commission.
Chapter VIII Compliance
1.	Each party guarantees that it shall not: (i) provide directly or indirectly, any commission, compensation, kickback, gift or favourable treatment to the other party or any relevant third party, or their employees, officers and staff (including government officials), nor (ii) enter into any arrangements for the purpose of enabling the above activities.
2.	Any party’s breach of above provision will be treated as a material breach of this Agreement. The non-breaching party shall have the right to terminate this Agreement upon written notice, and may take further measures under the law to remedy any damages. In addition, the breaching party should compensate the aggrieved party for any loss incurred as a result of the breaching party’s actions.
Chapter IX Term of the Agreement
1.	This agreement becomes effective upon the execution of both parties, and will terminate upon the completion of the services stipulated in this agreement. The parties may renew this agreement before the expiry of its term.
2.	During the term of this agreement, either party may terminate this agreement by providing the other party with a 30-day written notice.

Chapter X Other
1.	All notices under this agreement shall be made in writing and be delivered through express mail or fax. The notice shall become effective upon delivery.
Party A’s contact information:
Beijing eLong Air Services Co., Ltd.
Mail address: RM 202, Tower B, Xingke Plaza, 10 Middle Jiuxianqiao Road, Beijing
Tel: 010-58602288
Fax: 010-64866019
Party B’s contact information:
eLongNet Information Technologies (Beijing) Co., Ltd.
Mail address: 10 Middle Jiuxianqiao Road, Beijing
Tel: 010-58602288
Fax: 010-64866019
2.	This agreement is valid and binding on all successors and assignees of either party. Neither party may assign, delegate nor otherwise transfer its rights and obligations associated with this agreement, in whole or in part, to a third party without the other party’s written consent.
3.	This agreement shall not be amended without both parties’ mutual consent.
4.	Any term or provision of this agreement that is or becomes invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this agreement.
5.	Failure or delay by any party in exercising any right, power, or remedy under this agreement shall not operate as any waiver of any such right, power or remedy.

6.	This Agreement shall be made in six copies, three copies for each party.

Beijing eLong Air Services Co., Ltd.
Authorized Representative:	/s/ [Seal of Beijing eLong Air Services Co., Ltd.]

Address

eLongNet Information Technology (Beijing) Co., Ltd.
Authorized Representative:	/s/ [Seal of eLongNet Information Technology (Beijing) Co., Ltd.]

Address